EXHIBIT 99.1

FOR IMMEDIATE RELEASE:

Blonder Tongue Reports Second Quarter 2015 Results

OLD BRIDGE, New Jersey—August 14, 2015—Blonder Tongue Laboratories, Inc. (NYSE MKT:BDR) announced its sales and results for the second quarter and six months ended June 30, 2015.

Net sales decreased $3,545,000 or 40.2% to $5,283,000 for the second quarter of 2015 from $8,828,000 for the comparable period in 2014.  Net income (loss) for the three months ended June 30, 2015 was $(1,262,000) or $(0.20) per share in 2015, compared to $347,000 or $0.06 per share for the comparable period in 2014.

The decrease in sales is primarily attributed to a decrease in sales of digital video headend products and analog video headend products offset by an increase in contract manufactured products.  Sales of digital video headend products were $2,396,000 and $5,122,000, analog video headend products were $873,000 and $1,990,000 and contract manufactured products were $526,000 and $134,000 in the second three months of 2015 and 2014, respectively.

For the six month period ended June 30, net sales decreased $4,381,000, or 30.4%, to $10,025,000 in 2015 from $14,406,000 in 2014.  Net loss for the six months ended June 30, 2015 was $(2,677,000) or $(0.43) per share, compared to $(814,000) or $(0.13) per share for the comparable period in 2014.

The decrease in sales is primarily attributed to a decrease in sales of digital video headend products and analog video headend products, offset by an increase in contract manufactured products.  Sales of digital video headend products were $4,505,000 and $7,526,000, analog video headend products were $1,913,000 and $3,661,000 and contract manufactured products were $697,000 and $214,000 in the first six months of 2015 and 2014, respectively.

Commenting on the second quarter, President Robert J. Palle, Jr. noted, “We are clearly disappointed in the results for both the second quarter and the first half of 2015. Although we have been working diligently on a multiplicity of large opportunities, they did not mature sufficiently into significant orders and shipments during the period.  As we move into the third quarter, in addition to continuing to work on the opportunities that could yield a sustained increase in sales, we are implementing further cost reduction measures beyond the two-phase program discussed in the prior quarter, in order to better align the Company’s expenses with the present sales level.”

Conference Call Reminder
Details of the live teleconference and webcast are as follows:
Date:           Friday, August 14, 2015
Time:           11:00 a.m. Eastern Time (10:00 a.m. CT, 8:00 a.m. PT)
Investor Dial-in (US & Canada Toll-Free):  877-407-8033

The audio replay will be available under Investor Related Information on the Blonder Tongue Investor Relations webpage.

About Blonder Tongue
Blonder Tongue Laboratories, Inc. together with R. L. Drake Holdings, LLC - its wholly owned subsidiary - offer customers more than 130 years of combined engineering and manufacturing excellence with solid histories of delivering reliable, quality products.  As a leader in the field of cable television communications, the Company provides system operators and integrators serving the cable, broadcast, satellite, IPTV, institutional and professional video markets with comprehensive solutions for the provision of content contribution, distribution and video delivery to homes and businesses. The Company designs, manufactures, sells and supports an equipment portfolio of standard and high definition digital video solutions, as well as core analog video and high speed data solutions for distribution over coax, fiber and IP networks.  Additional information on the Company and its products can be found at www.blondertongue.com, and www.rldrake.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The information set forth above includes “forward-looking” statements and accordingly, the cautionary statements contained in Blonder Tongue’s Annual Report and Form 10-K for the year ended December 31, 2014 (See Item 1: Business, Item 1A: Risk Factors, Item 3: Legal Proceedings and Item 7: Management’s Discussion and Analysis of Financial Condition and Results of Operations), and other filings with the Securities and Exchange Commission are incorporated herein by reference.  The words “believe”, “expect”, “anticipate”, “project”, “target”, “intend”, “plan”, “seek”, “estimate”, “endeavor”, “should”, “could”, “may” and similar expressions are intended to identify forward-looking statements.  In addition, any statements that refer to projections for our future financial performance, our anticipated growth trends in our business and other characterizations of future events or circumstances are forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date hereof. Blonder Tongue undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.  Blonder Tongue’s actual results may differ from the anticipated results or other expectations expressed in Blonder Tongue’s “forward-looking” statements.

Contacts

Eric Skolnik
Chief Financial Officer
eskolnik@blondertongue.com
(732) 679-4000

Robert J. Palle, Jr.
CEO & President
bpalle@blondertongue.com
(732) 679-4000

Blonder Tongue Laboratories, Inc.
Condensed Consolidated Summary of Operating Results
(in thousands, except per share data)

          (unaudited)
	Three months ended		Six months ended
	June 30,		June 30,
	2015	2014	2015	2014

Net sales	$5,283	$8,828	$10,025	$14,406
Gross profit	1,536	3,475	2,916	5,232
Earnings (loss) from operations	(1,188)	413	(2,511)	(700)
Net earnings (loss)	$(1,262)	$347	$(2,677)	$(814)
Basic and diluted net earnings (loss) per share	$(0.20)	$0.06	$(0.43)	$(0.13)
Basic weighted average shares outstanding	6,263	6,216	6,263	6,216
Diluted weighted average shares outstanding	6,263	6,240	6,263	6,216

Condensed Consolidated Summary Balance Sheets
(in thousands)
           (unaudited)
	June 30, 2015	December 31, 2014

Current assets	$11,161	$12,565
Property, plant, and equipment, net	3,851	3,923
Total assets	20,393	21,244
Current liabilities	9,118	3,804
Long-term liabilities	107	3,702
Stockholders’ equity	11,168	13,738

Total liabilities and stockholders’ equity	$20,393	$21,244